                                                                    Exhibit 12.1


                            Nexstar Finance, L.L.C.

               Computation of Ratio of Earnings to Fixed Charges
                            (dollars in thousands)



                                                 December 31, 1996          December 31, 1997          December 31, 1998
                                           ---------------------------- ------------------------- -----------------------------

Pre-tax income (loss)
from continuing operations                              (1,255)                   (1,579)                            (89)
                                           ---------------------------- ------------------------- -----------------------------


Fixed Charges:

Interest expense and amortization of debt
discount                                                   893                     2,632                          11,452

Rent expense:                                               27                        50                             103
                                           ---------------------------- ------------------------- -----------------------------

Total fixed charges                                        920                     2,682                          11,555
                                           ---------------------------- ------------------------- -----------------------------

Pre-tax income (loss) from continuting
operations plus fixed charges                             (335)                    1,103                          11,466

Ratio of earnings to fixed charges                           -                         -                               -

Deficiency  to cover fixed charges                       1,255                     1,579                              89

                                            December 31, 1999    December 31, 2000   March 31, 2000        March 31, 2001
                                           -------------------   -----------------   ---------------     -------------------

Pre-tax income (loss)
from continuing operations                              5,508              18,570               401                 (1,777)
                                           -------------------   -----------------   ---------------     -------------------


Fixed Charges:

Interest expense and amortization of debt
discount                                               16,020              19,736             5,463                  6,816

Rent expense:                                             166                 212                53                     62
                                           -------------------   -----------------   ----------------    -------------------

Total fixed charges                                    16,186              19,948             5,516                  6,878
                                           -------------------   -----------------   ----------------    -------------------

Pre-tax income (loss) from continuting
operations plus fixed charges                          21,694              38,518             5,917                  5,101


Ratio of earnings to fixed charges                        1.3                 1.9               1.1                      -

Deficiency  to cover fixed charges                          -                   -                 -                  1,777